FOR IMMEDIATE RELEASE            Contact Information
Susan Picotte, SVP, Asset Management
E-mail: ESG@centerspacehomes.com

CENTERSPACE ANNOUNCES THIRD ANNUAL ENVIRONMENTAL,
SOCIAL, AND GOVERNANCE REPORT

MINNEAPOLIS, August 22, 2022 /PRNewswire/ -- Centerspace (NYSE: CSR) published its 2021 Environmental, Social, and Governance (ESG) Report, highlighting the company's commitment to sustainable business practices in the multifamily industry. This is the company's third annual report following its 2019 formation of an Environmental, Social, and Governance Committee established to lead the charge in identifying, implementing, and tracking the progress of various sustainability initiatives.

In 2021, Centerspace focused on safety and well-being, team member development, and financial performance and transparency based on the materiality assessment completed in 2020 which identified topics that matter most to our stakeholders.

The report coincides with the company's initial participation in the GRESB (formerly known as the Global Real Estate Sustainability Benchmark) disclosure framework for the year 2021. GRESB is a globally recognized organization that provides ESG assessments and sustainability benchmarks for financial markets.

"Our 2021 achievements are meaningful and lay the groundwork for “Better Every Days” as we continue to make progress. We are excited to receive our GRESB results and incorporate the feedback into the Centerspace ESG program," stated Mark O. Decker, Jr., President and CEO of Centerspace.

Centerspace is committed to exploring and implementing common-sense business practices that further its ability to operate in an environmentally responsible manner. This includes being good stewards of resources, pursuing opportunities to minimize consumption, managing and reducing waste, and conserving energy and water.

The full report can be accessed on the Centerspace website at:
https://ir.centerspacehomes.com/corporate-overview/corporate-governance/default.aspx

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 83 apartment communities consisting of 14,838 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2022 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

If you would like more information about this topic, please contact Susan Picotte, SVP, Asset Management, at ESG@centerspacehomes.com.